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Exhibit 99.j

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 1, 2002 relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Reports to Shareholders of Equity 500 Index Fund Premier, Treasury Money Fund Institutional, Liquid Assets Fund Institutional, Cash Management Fund Institutional, and Cash Reserves Fund Institutional, (constituting parts of the BT Institutional Funds) and Equity 500 Index Portfolio, Treasury Money Portfolio, Liquid Assets Portfolio, Cash Management Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings 'Financial Highlights', 'Independent Accountants' and 'Financial Statements' in such Registration Statement.



PricewaterhouseCoopers LLP
Baltimore, Maryland
April 26, 2002